Exhibit 99

For Immediate Release

Contact:  Kenneth D. DenBesten, SVP of Finance

Phone:  (615) 890-9100

National Health Investors, Inc. to Become a Self Managed REIT

MURFREESBORO, Tenn. (December 6, 2007) – National Health Investors, Inc. (NYSE: NHI) a real estate investment trust, announced today that it has elected to become a self-managed REIT with its own management reporting directly to the Board of Directors.

Accordingly, NHI has provided notice to terminate its advisory agreement with Management Advisory Sources, LLC (“MAS”), effective March 31, 2008.  The advisory agreement provides that it may be terminated upon 90 days prior written notice without penalty.  MAS was formed and is wholly owned by NHI’s President and Board Chairman, W. Andrew Adams. The advisory agreement requires MAS to provide all necessary and appropriate services normally and customarily performed by employees, and all costs of such services and employees are the responsibility of MAS. For its services under the advisory agreement, MAS was paid approximately $3.5 million and $3.6 million in 2006 and 2005, respectively.

The Board of Directors is extremely appreciative of the significant contributions of Mr. Adams and the other key personnel at MAS over the past years and anticipates attempting to retain most, if not all, of the existing personnel to carry on their responsibilities with NHI.  In addition, Mr. Adams will continue as Chairman of the Board, a position he has held continually since the Company's formation in 1991.

The Board of Directors believes that it is in both the short and long term interest of the Company and its shareholders to transition the Company to become a self-managed, self-administered REIT.

NHI specializes in the financing of health care real estate by first mortgage and by purchase and leaseback transactions.  The common stock of National Health Investors trades on the New York Stock Exchange with the symbol NHI.  Additional information including NHI’s most recent press releases may be obtained on our web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements.  NHI cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance.  All forward-looking statements represent NHI’s judgment as of the date of this release.